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                                                                      Exhibit 99

PRESS RELEASE

For immediate release March 27, 2003. For additional information contact Frank
L. Paden, President, Farmers National Banc Corp. (330) 533-3341

FARMERS NATIONAL BANC CORP. ANNOUNCES ENGAGEMENT OF CROWE, CHIZEK AND COMPANY, LLP AS ITS NEW INDEPENDENT PUBLIC ACCOUNTING FIRM

         Frank L. Paden, President of Farmers National Banc Corp., Canfield, Ohio, announced that the Company's Audit Committee of the Board of Directors has engaged the services of Crowe, Chizek and Company, LLP as its new public accounting firm. Crowe Chizek was engaged as the Company's new public accounting firm on March 27, 2003 and will conduct the year-end 2003 audit for Farmers.

         The auditor for Farmers National Banc Corp. had been Hill, Barth and King, LLC since 1983. In order to continue as the independent auditor for Farmers National Banc Corp., Hill, Barth and King was required to register with the Public Company Accounting Oversight Board established under the Sarbanes-Oxley Act of 2002. Hill Barth and King recently informed Farmers that it is exploring various alternatives regarding its SEC client practice and probably will not become registered with the Board due to the initial costs and ongoing expenses required to qualify as a registered public accounting firm. For that reason, the Audit Committee of the Board of Directors conducted an extensive review of potential public accounting firms. As a result of that review, the Board of Directors, upon recommendation of the Audit Committee approved the selection of Crowe, Chizek and Company, LLP as its public accounting firm. During the fiscal years ended December 31, 2001 and December 2002, there were no disagreements between Farmers National Banc Corp. and Hill, Barth and King on any matter of accounting principles of practice, financial statement disclosure auditing scope or any other auditing issues.